Exhibit 99.1

Investor Contact: Mark Barnett Vice President, Investor Relations 614 677-5331 Media Contact: Jeff Botti Director, Corporate Communications 614 249-6339

November 2, 2005

Nationwide Financial Reports Third Quarter Results

Third quarter net income of $166.7 million, or $1.08 per diluted share

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported third quarter 2005 net income of $166.7 million, or $1.08 per diluted share, compared with third quarter 2004 net income of $136.4 million, or $0.89 per diluted share.

“While our core businesses posted solid earnings and returns in the quarter, sales growth remains a challenge,” said Jerry Jurgensen, chief executive officer. “We understand the need to demonstrate stronger sales growth in the short term; however, our emphasis continues to be on strategies that will deliver value over the long term to our customers, partners and shareholders.”

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which the company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures and the substantive reasons why the company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. The table on the following page reconciles net operating earnings to net income, including the related diluted per share amounts, for the periods indicated.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2005 earnings — 2

	Three months ended September 30,
	2005		2004
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$174.0	$1.13	$140.6	$0.92
Net realized losses on investments, hedging instruments and hedged items, net of taxes*	(9.0)	(0.06)	(3.1)	(0.02)
Adjustment to DAC amortization related to net realized losses, net of taxes	2.9	0.02	—	—
Discontinued operations, net of tax	(1.2)	(0.01)	(1.1)	(0.01)

Net income	$166.7	$1.08	$136.4	$0.89

*	Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes).

The quarter’s net operating earnings were $174.0 million, or $1.13 per diluted share, compared to net operating earnings of $140.6 million, or $0.92 per diluted share, a year ago. The 24 percent year-over-year increase was primarily driven by the recognition of additional federal income tax benefits related to tax years 2000 through 2005. These benefits were primarily related to the identification of additional separate account dividend received deductions (DRD) due to the refinement of our estimation process which resulted in a $42.6 million increase in net operating earnings in the third quarter. This was partially offset by a $14.1 million after-tax non-cash charge related to the redemption of the 7.10% Trust Preferred Securities as previously announced on August 26th. Excluding the debt extinguishment costs, pre-tax operating earnings in the third quarter of 2005 were 1 percent lower than the third quarter of 2004 as improvements in the individual investments and retirement plans segments were offset by modest declines in the individual protection and corporate and other segments.

“Accelerating sales growth within individual product lines remains our top priority,” said Mark Thresher, president and chief operating officer. “The combination of recently launched enhancements to existing products, as well as new products and features in the pipeline for next year will improve our competitiveness across the spectrum of individual savings and protection products.”

“However, product is only part of the solution,” Thresher added. “The work we’re doing on improving our sales and support processes, augmented by the addition of John Carter as our new sales leader, will also be critical to establishing sustainable sales growth.”

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2005 earnings — 3

Highlights from the quarter:

•	Sales totaled $4.1 billion, with $1.8 billion, or 43 percent, of sales from affiliated distribution and $2.3 billion, or 57 percent, from non-affiliated distribution.

•

Affiliated distribution sales increased 19 percent compared to the third quarter of 2004. The increase was driven by higher public and private retirement plans sales combined with an increase in corporate-owned life insurance (COLI) sales.

•

Non-affiliated distribution sales declined 11 percent compared to the prior year. The decline was driven primarily by lower individual fixed and variable annuity sales in the financial institutions channel, partially offset by continued improvement in private sector retirement plans sales in the independent broker/dealer channel.

•	Total net inflows, or customer deposits net of withdrawals, were $363.7 million in the third quarter of 2005 compared to $882.9 million in the third quarter of 2004.

•

Individual investments net outflows in the quarter were $715.1 million, compared to net outflows of $81.1 million a year ago. Lower individual annuity sales combined with increased surrenders on aging blocks of business drove the decline.

•	Retirement plans net inflows increased to $738.7 million from $650.8 million a year ago. Both public sector and private sector experienced higher net inflows year-over-year.

•

Individual protection net inflows were $310.6 million compared to $330.1 million in the third quarter a year ago. Increased net inflows in COLI were more than offset by declines in net inflows in fixed and individual investment life.

•	Total revenues increased 3 percent to $1.1 billion compared to the third quarter of 2004. Higher net investment income and other asset-based fees drove the increase.

•	Total assets as of September 30, 2005 were $117.4 billion, which increased from $117.0 billion as of December 31, 2004.

•	Included in the current period’s total assets were $65.8 billion in assets held in separate accounts, an increase of 1 percent compared to $64.9 billion as of December 31, 2004.

•	General account assets were $51.6 billion, a 1 percent decrease compared to $52.1 billion as of December 31, 2004.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2005 earnings — 4

•	Shareholders’ equity was $5.4 billion, or $35.09 per basic share, as of September 30, 2005, compared to $5.2 billion, or $34.20 per basic share, as of December 31, 2004.

•	Excluding accumulated other comprehensive income (AOCI), shareholders’ equity was $5.2 billion, or $33.81 per share, versus $4.8 billion, or $31.36 per share as of December 31, 2004

•

Operating return on average equity excluding AOCI, as defined in Exhibit 3, increased to 13.6 percent for the quarter, compared to 12.2 percent in the third quarter of 2004. The current quarter return on average equity includes an additional 220 net basis points as a result of the additional DRD benefits and the non-cash charge related to debt extinguishment noted previously in the release.

•	Nationwide Financial repurchased 91,100 shares of common stock, at an average price of $38.82, from September 27, 2005 to September 30, 2005 for an aggregate price of $3.5 million.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2005 earnings — 5

Operating Segment Second Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are the financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment:

	Three months ended September 30,
(in millions)	2005	2004	Change
Individual Investments
Sales	$946.9	$1,321.0	(28%)
Net flows	(715.1)	(81.1)	NM
Operating revenues	398.6	383.5	4%
Pre-tax operating earnings	58.9	57.4	3%

Ending account values	52,541.7	49,963.9	5%
Interest spread on average general account values	2.03%	1.88%
Pre-tax operating earnings to average account values	0.45%	0.46%
Return on average allocated capital	17.1%	10.1%

Retirement Plans
Sales	$2,669.4	$2,330.2	15%
Net flows	738.7	650.8	14%
Operating revenues	271.4	255.5	6%
Pre-tax operating earnings	45.4	44.9	1%

Ending account values	81,909.1	68,410.6	20%
Interest spread on average general account values	1.83%	2.04%
Pre-tax operating earnings to average account values	0.23%	0.26%
Return on average allocated capital	25.1%	18.5%

Individual Protection
Sales	$460.2	$421.0	9%
Net flows	310.6	330.1	(6%)
Operating revenues	332.7	337.2	(1%)
Pre-tax operating earnings	64.4	67.0	(4%)

Policy reserves	17,150.0	14,677.8	17%
Life insurance in force	124,773.1	107,415.9	16%
Pre-tax operating earnings to operating revenues	19.4%	19.9%
Return on average allocated capital	10.9%	10.5%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2005 earnings — 6

Individual Investments Segment

Third quarter individual investments sales of $946.9 million decreased 15 percent compared to last quarter and 28 percent compared to a year ago. Individual variable annuity sales of $801.0 million decreased 14 percent compared to last quarter, and 12 percent compared to a year ago. Individual fixed annuity sales of $31.5 million decreased 90 percent compared to a year ago, and 53 percent compared to the second quarter of 2005.

Advisory services program sales were $65.1 million during the quarter, an increase of 30 percent versus third quarter a year ago and 2 percent over the second quarter of 2005. Income product sales of $49.3 million were higher than both last year and the prior quarter by 2 percent and 3 percent, respectively.

Pre-tax operating earnings grew 3 percent compared to the third quarter of 2004, driven by increased policy charges and interest-spread income, and lower policy benefits and general operating expenses. The increase in interest-spread income was primarily driven by prepayments. Partially offsetting this gain was an increase in amortization of deferred policy acquisition costs (DAC) resulting from increased profits and a true up related to fixed annuities. Pre-tax operating earnings declined 14 percent compared to the second quarter, primarily due to higher amortization of DAC as a result of true ups.

Interest spread income grew 7 percent, or $5.2 million, versus the year ago quarter. The interest spread margin, defined as interest spread income on average general account assets, was 203 basis points in the third quarter, compared to 188 basis points in the third quarter a year ago and 195 basis points in the second quarter of 2005. Included in the current quarter were 30 basis points, or $12.0 million, of income from prepayment penalties on mortgage loans and bond call premiums, compared to 17 basis points, or $7.0 million, in the third quarter a year ago and 17 basis points, or $6.8 million, in the second quarter of 2005.

The individual investments segment operating margin, defined as the ratio of pre-tax operating earnings to average account values, was 45 basis points for the quarter, compared to 46 basis points a year ago and 53 basis points in the prior quarter. Return on average allocated capital was 17.1 percent for the quarter, compared to 10.1 percent reported for the third quarter of 2004 and 12.3 percent last quarter. The current quarter return on average allocated capital includes an additional 5.7 percent as a result of the additional DRD benefits previously discussed.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2005 earnings — 7

Retirement Plans Segment

Sales in this segment grew 15 percent compared to the third quarter of 2004. Public sector sales grew 10 percent compared to a year ago, driven by continued strong growth from the New York and California state cases as well as the city of Phoenix. Private sector sales increased 17 percent versus a year ago, driven by double digit sales increases in both the large- and small-plan 401(k) market.

Pre-tax operating earnings increased to $45.4 million compared to $44.9 million a year ago as higher other income, primarily from the trust-based business, was offset by lower policy charges in the annuity-based business, as well as increases in both operating expenses and trail commissions. Other income, which includes administrative fees from non-insurance retirement and deferred compensation plans, and asset-based fees from the trust product small-plan 401(k) platform, increased $19.6 million or 40 percent, compared to the third quarter 2004. The mix shift from annuity-based business to trust-based business contributed to the decrease in policy charges, as trust-based policy charges are reported as other income.

Interest spread income was 3 percent lower than the prior year primarily due to lower prepayments and higher interest credited. The interest-spread margin was 183 basis points in the quarter, compared to 204 basis points in the same period a year ago and 185 basis points in the second quarter of 2005. Included in the current quarter were 18 basis points, or $5.0 million, of prepayment penalty income, compared to 30 basis points, or $7.6 million, in the third quarter a year ago, and 19 basis points, or $5.2 million, last quarter.

The operating margin, defined as the ratio of pre-tax operating earnings to average account values, was 23 basis points for the quarter. This compares to 26 basis points for the same quarter a year ago and 23 basis points last quarter. Return on average allocated capital was 25.1 percent in the quarter, up from 18.5 percent a year ago and 17.7 percent in the second quarter of 2005. The third quarter return on average allocated capital includes an additional 7.4 percent due to the additional DRD benefits previously discussed.

Individual Protection Segment

The individual protection segment reports results from two businesses: investment life, which includes individual variable and corporate- and bank-owned life insurance (COLI/BOLI), and fixed life, which includes universal, whole and term life insurance products.

This segment reported total pre-tax operating earnings of $64.4 million for the quarter, a 4 percent decrease from $67.0 million reported last year. Lower DAC amortization in the prior period from a true up related to systems conversions drove the decrease in earnings versus a year ago. Fixed life products pre-tax operating earnings were flat while investment life products pre-tax operating earnings were 6 percent lower than a year ago.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2005 earnings — 8

The operating margin for the segment, defined as the ratio of pre-tax operating earnings to operating revenues, was 19.4 percent for the quarter, compared to 19.9 percent in the same quarter of 2004 and 18.4 percent in the second quarter of 2005. Return on average allocated capital of 10.9 percent for the quarter increased from 10.5 percent in the same quarter last year and 9.5 percent in the previous quarter. The current quarter return on average allocated capital includes an additional 80 basis points due to the additional DRD benefits noted previously.

Highlights from the life insurance businesses include:

Investment life: COLI sales grew 37 percent compared to last year driven by several large cases funding during the quarter. Individual variable life sales were $162.6 million for the third quarter of 2005 compared to $173.9 million a year ago.

Investment life pre-tax operating earnings were $40.6 million compared to $43.2 million in the third quarter of 2004. This decrease was driven by higher mortality expense and increased amortization of DAC, partially offset by lower general operating expenses and improved interest spread income.

Fixed life: Individual fixed life sales increased 3 percent to $122.8 million compared to $119.3 million posted during the prior year quarter.

Third quarter fixed life pre-tax operating earnings of $23.8 million were flat compared to last year. Increased mortality expense was offset by lower amortization of DAC.

Corporate and Other Segment

The corporate and other segment pre-tax operating loss was $1.7 million in the third quarter of 2005, compared to $22.0 million of earnings in the third quarter of 2004 and $21.4 million of earnings in the second quarter of 2005. Current quarter results include debt extinguishment costs of $21.7 million.

In structured products, guaranteed low-income-housing tax credits and securitization of commercial mortgage-backed securities transactions during the quarter contributed $1.6 million of pre-tax operating earnings. This compares to $1.9 million of pre-tax operating earnings from structured products in the third quarter of 2004 and $3.3 million in the second quarter of 2005.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2005 earnings — 9

During the quarter, $400.0 million of medium-term notes (MTN) were issued and $370.5 million matured. Current quarter interest-spread margin for the MTN business was 109 basis points, compared to 148 basis points in the same quarter last year and 139 basis points last quarter. MTN related interest-spread income declined during the period as interest credited increased, due to variable rate liabilities, and prepayment penalty income decreased to 6 basis points compared to 30 basis points in the prior year and 26 basis points in the prior quarter.

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of the company’s margins and returns to these factors.

To the extent that equity-market performance varies from levels indicated in this business outlook, the company’s results will vary accordingly. Additionally, the company’s ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on the following page.

The table below outlines the company’s expectations for full-year earnings drivers and is based on the performance of the equity markets and the related performance of Nationwide Financial’s separate account assets achieving a return of 0 to 1 1/2 percent during the fourth quarter of 2005.

2005 Business Outlook

Individual Investments Segment

Interest-spread margin	190-195 bps

Pre-tax operating earnings to average account values	43-48 bps

Retirement Plans Segment

Interest-spread margin	180-185 bps

Pre-tax operating earnings to average account values	20-25 bps

Individual Protection Segment

Investment Life

Pre-tax operating earnings to operating revenues	22-24%

Fixed Life

Pre-tax operating earnings to operating revenues	12-14%

Nationwide Financial

Operating return on average equity	11.5-12.0%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2005 earnings — 10

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. ET on Thursday, November 3rd, 2005 to discuss third quarter 2005 results. To participate in the call, dial 1-706-634-1139 and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of the company’s Web site at www.nationwidefinancial.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. ET time November 3, 2005 through midnight ET November 10, 2005 by dialing 1-706-645-9291, conference ID 1248745. An audio archive and transcript of the call will be posted to the investor relations section of Nationwide Financial’s Web site within 48 hours of the call.

Quiet Period

Toward the end of each quarter, the company has a quiet period when it no longer publishes or updates its current outlook, and company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the fourth quarter of 2005, the quiet period will be January 19, 2006 through February 9, 2006.

Columbus-based Nationwide Financial is the holding company for the domestic life insurance and retirement savings operations of Nationwide, which owns 62.4 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the company’s 2004 Annual Report to Shareholders, 2004 Annual Report on Form 10-K and other corporate announcements, please visit the investor relations section of the company’s Web site at www.nationwidefinancial.com.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 94.3% of the combined voting power of all the outstanding common stock and 62.4% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, Public Company Accounting Oversight Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments; and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees; an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA); or a reduction in the demand for the Company’s products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates and yields in the market as well as geopolitical conditions and political, regulatory, judicial, economic or financial events affecting the market generally and companies in the Company’s investment portfolio specifically, including the recent bankruptcy filings by Delta Air Lines, Inc. and Northwest Airlines Corporation; (xii) general economic and business conditions which are less favorable than expected; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; and (xvii) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 1 to Third Quarter 2005 Earnings Announcement

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Income – Unaudited

	Three months ended September 30,		Nine months ended September 30,
(in millions, except per share data)	2005	2004	2005	2004
Revenues:
Policy charges	$318.4	$307.1	$942.4	$920.2
Life insurance premiums	97.2	102.1	292.8	298.2
Net investment income	601.9	582.7	1,783.4	1,698.4
Net realized (losses) gains on investments, hedging instruments and hedged items	(13.3)	(2.4)	17.1	(47.7)
Other	81.4	66.8	245.1	201.2

Total revenues	1,085.6	1,056.3	3,280.8	3,070.3

Benefits and Expenses:
Interest credited to policyholder account values	356.8	341.7	1,051.8	1,006.9
Other benefits and claims	143.5	141.2	427.1	414.4
Policyholder dividends on participating policies	27.1	25.0	80.3	73.4
Amortization of deferred policy acquisition costs	122.0	101.9	366.5	321.7
Amortization of value of business acquired	11.3	15.6	35.0	42.0
Interest expense on debt	28.0	25.5	80.9	76.8
Debt extinguishment costs	21.7	—	21.7	—
Other operating expenses	217.6	218.8	642.7	645.6

Total benefits and expenses	928.0	869.7	2,706.0	2,580.8

Income from continuing operations before federal income tax expense	157.6	186.6	574.8	489.5
Federal income tax (benefit) expense	(10.3)	49.1	101.1	123.0

Income from continuing operations	167.9	137.5	473.7	366.5
Discontinued operations, net of taxes	(1.2)	(1.1)	(5.3)	(2.9)
Cumulative effect of adoption of accounting principle, net of taxes	—	—	—	(3.4)

Net income	$166.7	$136.4	$468.4	$360.2

Earnings from continuing operations per common share:
Basic	$1.10	$0.90	$3.10	$2.41
Diluted	$1.09	$0.90	$3.08	$2.40
Earnings per common share:
Basic	$1.09	$0.90	$3.06	$2.37
Diluted	$1.08	$0.89	$3.05	$2.36
Weighted average common shares outstanding:
Basic	153.1	152.1	153.0	152.0
Diluted	153.9	152.9	153.7	152.9
Cash dividends declared per common share	$0.19	$0.18	$0.57	$0.54

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 2 to Third Quarter 2005 Earnings Announcement

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in millions)	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value
Fixed maturity securities	$31,092.2	$31,516.8
Equity securities	78.6	87.0
Trading assets, at fair value	34.7	15.9
Mortgage loans on real estate, net	9,332.5	9,267.5
Real estate, net	107.7	108.3
Policy loans	935.6	987.2
Other long-term investments	617.6	604.2
Short-term investments, including amounts managed by a related party	2,104.2	2,009.9

Total investments	44,303.1	44,596.8
Cash	47.6	52.4
Accrued investment income	436.8	428.7
Deferred policy acquisition costs	3,710.4	3,561.1
Value of business acquired	457.7	480.4
Other intangible assets	46.1	48.7
Goodwill	389.6	382.3
Other assets	2,227.5	2,497.0
Assets held in separate accounts	65,802.5	64,903.2

Total assets	$117,421.3	$116,950.6

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$40,787.4	$41,077.2
Short-term debt	391.2	230.8
Long-term debt	1,406.0	1,406.0
Other liabilities	3,658.6	4,118.3
Liabilities related to separate accounts	65,802.5	64,903.2

Total liabilities	112,045.7	111,735.5

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,660.7	1,634.6
Retained earnings	3,778.2	3,400.0
Accumulated other comprehensive income	196.1	432.2
Treasury stock	(259.7)	(251.4)
Other, net	(1.4)	(2.0)

Total shareholders’ equity	5,375.6	5,215.1

Total liabilities and shareholders’ equity	$117,421.3	$116,950.6

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to Third Quarter 2005 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial also analyzes operating performance using the following non-GAAP financial measures. The non-GAAP financial measures below appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments not related to securitizations and operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes), hedging instruments and hedged items.

Operating realized gains (losses) include net realized gains (losses) on investments related to securitizations and operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes), hedging instruments and hedged items.

Pre-tax operating earnings are calculated by adjusting earnings from continuing operations before federal income taxes and cumulative effect of adoption of accounting principles, if any, to exclude net realized gains and losses on investments, hedging instruments and hedged items, except for operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes) and realized gains and losses related to securitizations, if any. Pre-tax operating earnings are a GAAP financial measure as it relates to the individual investments, retirement plans, individual protection and corporate and other segments, as this is the level at which management evaluates operating results for these segments.

Net operating earnings are calculated by adjusting net income to exclude non-operating net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax.

Net operating earnings per diluted share are calculated by dividing net operating earnings by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income.

Book value per share excluding accumulated other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity, book value per share excluding accumulated other comprehensive income or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations, and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity and book value per share excluding accumulated other comprehensive income should not be viewed as substitutes for total revenues, net realized gains (losses) on investments, hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, earnings per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes net realized gains and losses on investments not related to securitizations and periodic net coupon settlements on non-qualifying derivatives, hedging instruments and hedged items, net of tax, from these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles from net operating earnings, if any, as such adjustments are not reflective of the continuing operations of Nationwide Financial’s business.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to Third Quarter 2005 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page two of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly forecast realized gains and losses on investments, hedging instruments and hedged items1 (realized gains and losses). Realized gains and losses represented ($0.17) per weighted average diluted share in 2004 and ranged from ($0.08) to ($0.44) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues

	Three months ended September 30,			Nine months ended September 30,
(in millions)	2005		2004 [2]	2005		2004 [2]
Operating revenues	$1,099.4		$1,061.0	$3,265.2		$3,125.5
Net realized (losses) gains on investments, hedging instruments and hedged items[1]	(13.8)		(4.7)	15.6		(55.2)

Revenues	$1,085.6		$1,056.3	$3,280.8		$3,070.3

Operating net realized gains to net realized (losses) gains on investments, hedging instruments and hedged items

	Three months ended September 30,			Nine months ended September 30,
(in millions)	2005		2004 [2]	2005		2004 [2]
Operating net realized gains	$0.5		$2.3	$1.5		$7.5
Net realized (losses) gains on investments, hedging instruments and hedged items[1]	(13.8)		(4.7)	15.6		(55.2)

Net realized (losses) gains on investments, hedging instruments and hedged items	$(13.3)		$(2.4)	$17.1		$(47.7)

Pre-tax operating earnings to income from continuing operations before federal income taxes

	Three months ended September 30,			Nine months ended September 30,
(in millions)	2005		2004 [2]	2005		2004 [2]
Pre-tax operating earnings	$167.0		$191.3	$560.1		$544.7
Net realized (losses) gains on investments, hedging instruments and hedged items[1]	(13.8)		(4.7)	15.6		(55.2)
Adjustment to DAC amortization related to net realized gains (losses)	4.4		—	(0.9)		—

Income from continuing operations before federal income taxes	$157.6		$186.6	$574.8		$489.5

Net operating earnings to net income and net operating return on average equity to return on average equity

	Three months ended September 30,
	2005			2004 [2]
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$174.0	13.6%	12.9%	$140.6	12.2%	11.3%
Net realized losses on investments, hedging instruments and hedged items, net of taxes[1]	(9.0)	(0.7%)	(0.7%)	(3.1)	(0.3%)	(0.3%)
Adjustment to DAC amortization related to net realized losses, net of taxes	2.9	0.3%	0.2%	—	—	—
Discontinued operations, net of taxes	(1.2)	(0.1%)	(0.1%)	(1.1)	—	(0.1%)

Net income	$166.7	13.1%	12.3%	$136.4	11.9%	10.9%

Average equity, excluding accumulated other comprehensive income (AOCI)	$5,109.4			$4,602.4
Average AOCI	295.9			387.5

Average equity	$5,405.3			$4,989.9

	Nine months ended September 30,
	2005			2004 [2]
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$464.1	12.4%	11.7%	$402.4	11.9%	10.7%
Net realized gains (losses) on investments, hedging instruments and hedged items, net of taxes[1]	10.2	0.3%	0.2%	(35.9)	(1.1%)	(1.0%)
Adjustment to DAC amortization related to net realized gains, net of taxes	(0.6)	—	—	—	—	—
Discontinued operations, net of taxes	(5.3)	(0.2%)	(0.1%)	(2.9)	(0.1%)	—
Cumulative effect of adoption of accounting principle, net of taxes	—	—	—	(3.4)	(0.1%)	(0.1%)

Net income	$468.4	12.5%	11.8%	$360.2	10.6%	9.6%

Average equity, excluding AOCI	$4,981.6			$4,510.7
Average AOCI	311.6			485.9

Average equity	$5,293.2			$4,996.6

Book value per share excluding AOCI to book value per share

	As of September 30, 2005			As of December 31, 2004
(in millions, except per share data)	Amount		Per share	Amount		Per share
Total equity, excluding AOCI	$5,179.5		$33.81	$4,782.9		$31.36
AOCI	196.1		1.28	432.2		2.84

Total equity	$5,375.6		$35.09	$5,215.1		$34.20

Shares outstanding	153.2			152.5

[1] Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes).
[2] Prior periods exclude operations of Cap Pro Holding, Inc., which have been reclassified as discontinued operations.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com